Exhibit 2

                      GREEN FIELD CAPITAL MANAGEMENT, INC.
               18 Kings Highway North Westport, Connecticut 06880
                         203-227-3392 Fax: 203-227-4718
- --------------------------------------------------------------------------------


J. Francis Lavelle
Managing Director





STRICTLY CONFIDENTIAL

                                                                    May 13, 1996


Mr. Robert H. Walker
President
Barringer Laboratories, Inc.
15000 West 6th Avenue
Suite 300
Golden, Colorado  80401-5047

Dear Bob:

         We attach the form of warrant agreement for the initial three tranches of Warrants to be issued to J. Francis Lavelle, John P. Holmes and Thomas A. Dippel as of today. As per our April 25, 1996 agreement with Barringer Laboratories, Inc. (the "Company") and contingent upon Green Field or its designees' purchase of at least 10% of the outstanding shares of the Company within 30 days of this Agreement, the Company agrees to issue to each of us on the 15th of each month for the next 12 months (June 1996 to May 1997) additional Warrants covering the following amount of shares (in the final month, the total will have to be reduced by four shares):

          Mr. J. Francis Lavelle    2,003 shares per month (24,034 total)
          Mr. John P. Holmes        2,003 shares per month (24,034 total)
          Mr. Thomas A. Dippel      161 shares per month    (1,932 total)

                  The Company may with 90 days notice terminate the above vesting process and the issuance of additional Warrants. Such Warrants shall be issued on a monthly basis substantially in the same form as that attached hereto as Exhibit A. The first 25,000 of such Warrants shall be exercisable at $1.06; the remaining 25,000 shall be exercisable at $1.25.

         Furthermore, it is agreed and understood that if Green Field or its designees purchase at least 10% of the outstanding shares of the Company within 30 days of this Agreement, the Company's Board of Directors agrees to nominate Mr. J. Francis Lavelle or Mr. John P. Holmes (at the sole discretion of Green Field Capital Management, Inc.) to its Board of Directors within 30 days of Green Field or its designees' acquiring 10% of the Company's outstanding shares, i.e. approximately 165,000 shares. To the extent that Green Field or its designees subsequently acquire 20% or more of the Company's outstanding shares, i.e. approximately 330,000 shares, the Company's Board of Directors agrees to nominate Mr. J. Francis Lavelle and Mr. John P. Holmes to its Board of Directors within 30 days of Green Field or its designees' acquiring such an ownership position.


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Mr. Robert H. Walker
May 13, 1996
page 2


         If the foregoing is in accordance with your understanding of our agreement, kindly sign where indicated below and return an executed copy to us via fax.


                                       GREEN FIELD CAPITAL
                                       MANAGEMENT, INC.



                                       By:  /s/ J. Francis Lavelle
                                          ______________________________________
                                          Mr. J. Francis Lavelle
                                          Managing Director


AGREED TO:

BARRINGER LABORATORIES, INC.



By:  /s/ Robert H. Walker
   ____________________________________
   Mr. Robert H. Walker
   President and CEO




Attachment:  Exhibit A


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